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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported) July 2, 1997


                           NEW CENTURY ENERGIES, INC.
                   ----------------------------------------
              (Exact Name of Registrant as Specified in Charter)


                                    Delaware
                             --------------------
                          (State or Other Jurisdiction
                                of Incorporation)


               1-12927                                 84-1334327
          ----------------                          -----------------
        (Commission File No.)                         (IRS Employer
                                                   Identification No.)


      1225 Seventeenth Street, Denver,  Colorado          80202
      ---------------------------------------------------------------------
      (Address of Principal Executive Offices)         (Zip Code)


      Registrant's telephone number, including area code(303)  571-7511


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ITEM 5.  OTHER EVENTS

1.  Post-Merger Financial Information

      On August 1, 1997, Public Service Company of Colorado ("PSCo") and Southwestern Public Service Company ("SPS") combined to form New Century Energies, Inc. ("the Company"), a public utility holding company under the Public Utility Holding Company Act of 1935. PSCo and SPS became subsidiaries of the Company. In order to satisfy the requirements for the use of pooling-of-interests method of accounting for the business combination, unaudited summary financial information for the post-combination period for the one month ended August 31, 1997 is provided herein.

At August 31, 1997, the Company's assets, capital and liabilities were as follows (in thousands):

      Assets:
      Net property, plant and equipment..............   $5,402,452
      Investments, at cost, and receivables..........      343,225
      Current assets.................................      719,315
      Deferred charges...............................      573,399
                                                         ---------
        Total assets.................................   $7,038,391
                                                        ==========

      Capital and Liabilities:
      Common equity..................................   $2,106,858
      Preferred stock of subsidiaries:
        Not subject to mandatory redemption..........      140,008
        Subject to mandatory redemption..............       39,248
      SPS obligated mandatorily redeemable preferred
        securities of subsidiary trust holding solely
        subordinated debentures of SPS ..............      100,000
      Long-term debt of subsidiaries.................    1,996,713
      Current liabilities............................    1,429,434
      Noncurrent liabilities.........................       81,973
      Deferred credits...............................    1,144,157
                                                         ---------
        Total capital and liabilities................   $7,038,391
                                                        ==========

The Company's results of operations for the one month period ended August 31, 1997 are as follows (in thousands):

      Operating revenues:
        Electric.....................................   $  224,500
        Gas..........................................       35,990
        Other........................................        7,992
                                                         ---------
                                                           268,482
      Operating expenses.............................      227,691
      Other income (deductions)......................      (12,331)
      Interest charges and preferred dividends.......       21,780
                                                         ---------
      Net income.....................................   $    6,680
                                                        ==========

Through PSCo, the Company has a 50% ownership interest in Yorkshire Power Group Ltd., which owns 100% of Yorkshire Electricity Group plc ("Yorkshire Electricity"). The Company accounts for its investment using the equity method. Unaudited summary income statement information for the one month ended August 31, 1997 is as follows (in thousands):

      Operating revenues.............................   $  147,241
      Operating income...............................       15,784
      Net income.....................................          104
      Company's equity in the earnings of Yorkshire
       Power Group Ltd ..............................           52


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2.  Investment in Yorkshire Electricity

     On July 2, 1997, the United Kingdom's ("UK") Labour Party proposed a budget that included a windfall profits tax on certain privatized business entities and changed the UK corporate income tax rate from 33% to 31%. The windfall profits tax liability for Yorkshire Electricity is estimated to be approximately $222 million (135 million pounds sterling). The tax was enacted in late July of 1997 and will be payable in two installments with the first in December 1997 and the second installment a year later. The Company has completed its initial analysis of the impact of the windfall profits tax and, during the third quarter of 1997, recognized a charge of approximately $111 million associated with the Company's portion of the charge (approximately $1.06 per share). Additionally, the Company recorded the positive impact of approximately $10 million related to the change in the UK corporate income tax rate (approximately $0.09 per share). The net impact of these tax matters is expected to reduce the Company's earnings per common share in the third quarter of 1997 by approximately $0.97 per share.




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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              NEW CENTURY ENERGIES, INC.

                                 /s/ Richard C. Kelly
                              --------------------------
                              Executive Vice President and CFO, Financial and
                                Support Services

Dated:      September 26, 1997